Exhibit 21.1

Subsidiaries of CH2M HILL Companies, Ltd.

1.             CH2M HILL Industrial Design & Construction, Inc., an Oregon corporation

2.             Operations Management International, a California corporation

3.             CH2M HILL, Inc., a Florida corporation

4.             CH2M HILL Hanford, Inc., a Washington corporation

5.             Lockwood Greene, Inc., a Delaware corporation

6.             CH2M HILL Constructors, Inc., a Delaware corporation

7.             CH2M HILL International , Ltd., a Delaware corporation

8.             Kaiser-Hill Company, LLC, a Colorado limited liability company